Exhibit 99.1

Williams Partners L.P. (NYSE: WPZ) One Williams Center Tulsa, OK 74172 800-600-3782

DATE: Feb. 9, 2017

MEDIA CONTACT:	INVESTOR CONTACTS:
Keith Isbell (918) 573-7308	John Porter (918) 573-0797	Brett Krieg (918) 573-4614

Williams Partners Agrees to Acquire Additional Interests in Two Marcellus Shale Gathering Systems and Sell Ownership Stake in Delaware Basin Joint Venture and Ranch Westex Assets

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) today announced that it has entered into an agreement with Western Gas Partners, LP (NYSE: WES) (“Western Gas”), and certain of its affiliates pursuant to which Williams Partners will increase its ownership stake in two Marcellus Shale natural gas gathering systems already operated by Williams Partners. In exchange, Western Gas and its affiliates will receive Williams Partners’ 50 percent ownership stake in Delaware Basin JV Gathering LLC (“DBJV”) that is operated by Western Gas. Under the terms of the transaction, Williams Partners will receive Western Gas’ 33.75 percent ownership stake in both the Rome and Liberty natural gas gathering systems in northern Pennsylvania, and a cash payment of $155 million.

When closed, the transaction will increase Williams Partners’ ownership interest to 67.5 percent (subject to customary joint venture partners’ rights) in both the Rome and Liberty gathering systems that are operated by Williams Partners and included in its Bradford Supply Hub in the Northeast G&P segment. Current throughput on the Rome and Liberty gathering systems is approximately 1.6 billion cubic feet per day.

In addition, Williams Partners has entered into a separate agreement with Anadarko Petroleum Corporation (NYSE: APC) (“Anadarko”) to sell Williams Partners’ 33.33 percent interest in the Ranch Westex gas processing plant in the Delaware Basin for $45 million in cash.

“This transaction allows Williams Partners to increase its ownership in the Bradford Supply Hub, our largest gathering franchise in the Marcellus, contributing free cash flow today while exiting non-operated partial-ownership positions that were expected to require significant cash contributions,” said Alan Armstrong, chief executive officer of Williams Partners’ general partner. “The Marcellus area hit a record-gathering volume for us in January and furthermore stands to benefit from the increased takeaway capacity from our Atlantic Sunrise Project.”

Williams Partners will continue its presence in the Delaware Basin, serving its gathering and processing customers there through its Williams Partners-operated gathering systems.

The partnership expects to use the aggregate cash consideration that is part of both transactions for general partnership purposes including funding growth capital.

The two transactions are expected to close in late first-quarter or early second-quarter 2017. The agreements are subject to customary closing conditions, including expiration of the waiting period under the HSR Act.

About Williams Partners

Williams Partners is an industry-leading, large-cap natural gas infrastructure master limited partnership with a strong growth outlook and major positions in key U.S. supply basins. Williams Partners has operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. Tulsa, Okla.-based Williams (NYSE: WMB), a premier provider of large-scale U.S. natural gas infrastructure, owns approximately 74 percent of Williams Partners.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s annual and quarterly reports filed with the Securities and Exchange Commission.

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